     As filed with the Securities and Exchange Commission on June 27, 1996
                                                    Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                 _______________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 _______________

                          THE SPECTRANETICS CORPORATION
       (Exact name of registrant on Form S-3 as specified in its charter)

    DELAWARE              The Spectranetics Corporation          84-0997049
 (State or Other                96 Talamine Court            (I.R.S. Employer
  Jurisdiction         Colorado Springs, Colorado  80907       Identification
of Incorporation)                (719) 633-8333                    Number)

          (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                                 _______________

                               James P. McCluskey
                          Vice President, Finance and
                   Principal Financial and Accounting Officer
                          The Spectranetics Corporation
                                96 Talamine Court
                        Colorado Springs, Colorado  80907
                                 (719) 633-8333
              (Name, address, including ZIP code, and telephone
              number, including area code, of agent for service)
                                 _______________

                                   COPIES TO:
                             Christopher L. Kaufman
                                Latham & Watkins
                        505 Montgomery Street, Suite 1900
                      San Francisco, California  94111-2562
                                 (415) 391-0600
                                 _______________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                                 _______________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                 _______________

                          CALCULATION OF REGISTRATION FEE

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                                             Proposed Maximum      Amount of
         Title of Each Class of             Aggregate Offering    Registration
      Securities to be Registered              Price(1)(2)            Fee
- -------------------------------------------------------------------------------
Debt Securities........................
Preferred Stock, $.001 par value.......
Common Stock, $.001 par value (3)......
Equity Warrants........................
Debt Warrants..........................
  Total................................
                                               $50,000,000         $17,242
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(1)  Estimated solely for purposes of calculating the registration fee, which is calculated in accordance with Rule 457(o).
(2) Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II(D) to Form S-3 under the Securities Act of 1933.
(3) Each share of Common Stock includes one common share purchase Right under the Rights Agreement dated as of May 6, 1996 between the Registrant and Norwest Bank Minnesota, N.A., as Rights Agent.
                                 _______________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS          SUBJECT TO COMPLETION, DATED JUNE 27, 1996

                          THE SPECTRANETICS CORPORATION

                                 DEBT SECURITIES
                                 PREFERRED STOCK
                                  COMMON STOCK
                                 EQUITY WARRANTS
                                  DEBT WARRANTS

     The Spectranetics Corporation (the "Company"), directly or through agents, dealers, or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $50,000,000 in the aggregate of
(a) secured or unsecured debt securities (the "Debt Securities") of the Company, in one or more series, which may be either senior debt securities (the "Senior Debt Securities"), senior subordinated debt securities (the "Senior Subordinated Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (b) shares of preferred stock of the Company, par value $.001 per share (the "Preferred Stock"), in one or more series, (c) shares of common stock of the Company, par value $.001 per share (the "Common Stock"), (d) warrants to purchase Common Stock or Preferred Stock (the "Equity Warrants") or (e) warrants to purchase Debt Securities (the "Debt Warrants" and together with the Equity Warrants, the "Warrants"), or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale. The Debt Securities may be issued as exchangeable and/or convertible Debt Securities exchangeable for or convertible into shares of Common Stock or Preferred Stock. The Preferred Stock may also be exchangeable for and/or convertible into shares of Common Stock or another series of Preferred Stock. The Debt Securities, the Preferred Stock, the Common Stock and the Warrants are collectively referred to herein as the "Securities." When a particular series of Securities is offered, a supplement to this Prospectus (each a "Prospectus Supplement") will be delivered with this Prospectus. The Prospectus Supplement will set forth the terms of the offering and sale of the offered Securities.

         THE PURCHASE OF THE SECURITIES INVOLVES CERTAIN MATERIAL RISKS.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 4.

     Except as described more fully herein or as set forth in the Prospectus Supplement relating to any offered Debt Securities, the Indenture will not provide holders of Debt Securities protection in the event of a highly-leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company which could adversely affect holders of Debt Securities. See "Description of Debt Securities -- Consolidation, Merger and Sale of Assets."

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol SPNC. On June 24, 1996, the last reported sale price of the Common Stock as reported by Nasdaq was $5.125 per share. The Company has not yet determined whether any of the Debt Securities, Preferred Stock or Warrants offered hereby will be listed on any exchange or over-the-counter market. If the Company decides to seek listing of any such Securities, the Prospectus Supplement relating thereto will disclose such exchange or market.
                              ____________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
          SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A FEDERAL OFFENSE.
                              ____________________

     The Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. The Company reserves the sole right to accept, and together with its agents, from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents. See "Plan of Distribution." If any such agents or underwriters are involved in the sale of any Securities, the names of such agents or underwriters and any applicable fees, commissions or discounts will be set forth in the applicable Prospectus Supplement.

     This Prospectus may not be used to consummate sales of Securities unless accompanied by the applicable Prospectus Supplement.

            The date of this Prospectus is ___________________, 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES ACT OF 1934. SEE "PLAN OF DISTRIBUTION."

                            AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, part of which has been omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any document referred to herein are not necessarily complete, and in each instance reference is made to such document for a more complete description, and each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. The Registration Statement, including the exhibits thereto, as well as such reports and other information filed by the Company with the Commission, can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C., 20549; 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                   INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this
Prospectus: (1) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, (2) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and (3) all other documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering, which shall be deemed to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon request, a copy of any documents incorporated into this Prospectus by reference (other than exhibits incorporated by reference into such document). Requests for documents should be submitted to The Spectranetics Corporation, 96 Talamine Court, Colorado Springs, Colorado 80907, Attention: Secretary (telephone
(719) 633-8333). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference herein.

                                THE COMPANY

     The Spectranetics Corporation (the "Company") was formed as a Colorado corporation in 1984 and reincorporated as a Delaware corporation in 1986. On June 10, 1994, the Company completed a merger with Advanced Interventional Systems, Inc. ("LAIS") in which LAIS became a wholly-owned subsidiary of the Company. As a result of the merger with LAIS, the Company also acquired Polymicro Technologies, Inc. ("Polymicro"), a subsidiary of LAIS located in Phoenix, Arizona, which manufactures drawn silica glass products. Effective as of December 29, 1995, LAIS was merged into the Company; Polymicro remains a subsidiary.

     The Company develops, manufactures and markets a proprietary excimer laser and proprietary disposable fiber optic delivery systems for the treatment of cardiovascular disorders. Atherosclerosis, the primary cause of heart attacks, is the partial or total blockage of arteries due to accumulated plaque on the walls of arteries. Cardiovascular disease is the leading cause of death in the United States, accounting for approximately one million, or one-half, of all deaths annually. According to the American Heart Association, 1,500,000 new cases of heart attacks or angina (chest pain due to heart disease) are reported each year.

     The Company's first prototype laser system was placed at the Texas Heart Institute in Houston in 1987. The first clinical case as an adjunct to bypass surgery was performed in 1988. The first Investigational Device Exemption (IDE) for percutaneous coronary laser angioplasty was received in May 1989. In February 1991 the Company submitted a premarket approval application ("PMA") to the United States Food & Drug Administration ("FDA") for its CVX-300-Registered Trademark- excimer laser system and its 1.4 and
1.7 millimeter diameter catheters. FDA's panel conducted its public review in November 1991, which resulted in a unanimous recommendation for approval of use of the CVX-300-Registered Trademark- and the Company's 1.4 and 1.7 millimeter diameter catheters. In April 1992, the Company received a letter from the FDA indicating the approvability of its PMA submission. On February 19, 1993, FDA completed its review of the Company's PMA and issued an approval for the Company CVX-300-Registered Trademark- excimer laser system and the 1.4 and 1.7 millimeter diameter catheters for six different indications for use in the treatment of coronary artery disease. With this approval the Company was able to expand its marketing in the United States beyond its investigational sites.

     On October 18, 1993, the Extreme-Registered Trademark- laser catheter received FDA approval. This over-the-wire high performance catheter was the Company's first high performance metal rim tip catheter. The Company received FDA approval in October 31, 1994 to market its VitesseTM C-II line of excimer laser angioplasty catheters. This line of catheters incorporates a concentric, fast-exchange design for ease of access in tortuous coronary anatomy. The Company also received ISO 9001 certification from the TUV Product Service GmbH (European equivalent to the FDA) which allowed the Company to market its products in the European Community within compliance of the EN 29 001/ISO 9001 and EN 46 001. In May 1995, the Company received FDA approval to market its VitesseTM C-II and Extreme-Registered Trademark-excimer laser angioplasty catheters for use with Dymer-Registered Trademark-200+ systems, an excimer laser system manufactured by LAIS prior to its merger with the Company. The approval of this "cross-coupler" device was designed to expand the therapeutic range of the Dymer-Registered Trademark-200+ systems to include the usage of all six excimer laser coronary indications. While LAIS ceased manufacturing the Dymer-Registered Trademark-200+ systems after its merger with the Company in 1994, the Company continues to manufacture excimer laser catheters for use with the Dymer-Registered Trademark- 200+ systems still in service. On July 31, 1995, the Company received FDA approval to market the VitesseTM E-II excimer laser coronary angioplasty catheter. This catheter was designed to treat lesions with eccentric characteristics within the six-indications group.

     The Company's principal executive offices are located at 96 Talamine Court, Colorado Springs, Colorado 80907, and its telephone number is (719) 633-8333.

                                RISK FACTORS

     The stockholders of the Company currently are, and will continue to be, subject to the following risks.

CONTINUING LOSSES

     The Company has incurred net losses since inception in June 1984, and anticipates that net losses will continue in the foreseeable future. At March 31, 1996, the Company had cumulative losses since inception of approximately $64.3 million. There can be no assurance that the Company will be able to achieve increased sales or profitability.

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

     Results of operations for the Company have varied and may continue to fluctuate significantly from quarter to quarter and will depend upon numerous factors, including timing of regulatory approvals, market acceptance of products and new product introductions, implementation of health care reforms, changes in product mix between laser units and catheters, ability to manufacture products effectively and competition from other technologies.

LACK OF LIQUIDITY

     The operating activities of the Company continue to consume net cash.
As of March 31, 1996, the Company had cash, cash equivalents and short term investments of $6.5 million. Cash requirements (the net reduction in cash, cash equivalents and short-term investments) for the Company for 1995 equaled $1.1 million and $0.5 million in the first three months of 1996. Management of the Company believes that elimination of duplicative expenses in consolidation of the business and other cost reduction programs previously implemented will provide the Company with sufficient cash liquidity through 1996. In order for cash flow from operating activities to be sufficient to sustain the Combined Company's operations beyond 1996, the Company must achieve increases in sales and reductions in expenses. There can be no assurance that such increases in sales or reductions in expenses will occur or that they will be sufficient to maintain adequate cash to continue operations beyond 1996.

NO ASSURANCE THAT THE COMPANY WILL BE ABLE TO OBTAIN ADDITIONAL FINANCING

     The Company may require additional financing in the future. Such financing, if required, may not be available on satisfactory terms, or at all, if the Company is unable to obtain sufficient funding from other sources on terms and prices acceptable to the Company, the Company's ability to make capital expenditures, compete effectively and withstand the effects of adverse market and economic conditions may be significantly impaired. If the Company is able to obtain debt financing, there can be no assurance that the Company will have sufficient cash flow from operating activities to meet its debt service requirements. Therefore, the Company may be required to meet its debt service requirements from other sources, such as the sale of additional equity and debt securities and the sale of selected assets. To the extent the Company finances its future operations through the issuance of equity securities, existing stockholders may suffer dilution in net tangible book value per share.

LIMITED OPERATING HISTORY; LIMITED MANUFACTURING EXPERIENCE

     The Company has a limited history of operations. The Company received PMA from the FDA for its CVX-300-Registered Trademark- laser in 1993 and for LAIS' Dymer-Registered Trademark- 200+ system in 1992. Accordingly the Company does not have substantial experience in manufacturing, marketing or selling its products in commercial quantities. The Company does not have substantial experience manufacturing its products in the volumes that will be necessary for them to achieve profitability. The Company may encounter difficulties in scaling up production of laser units and catheters and hiring and training additional qualified manufacturing personnel. The occurrence of difficulties as the Company increases production volumes could lead to quarterly fluctuations in operating results and have a material adverse effect on its business, financial condition and results of operations.

UNCERTAIN MARKET ACCEPTANCE

     Excimer laser angioplasty technology is a relatively new procedure which competes with more established therapies, including balloon angioplasty and bypass surgery, and other evolving technologies, such as atherectomy and non-excimer laser technologies. The cost of the CVX-300-Registered Trademark- laser system is significantly greater than the cost of therapeutic capital equipment required with balloon angioplasty catheters. In addition, because excimer laser procedures are often followed by balloon angioplasty, the cost of the excimer laser angioplasty can be significantly greater than balloon angioplasty alone. Market acceptance of the laser angioplasty system also will depend, in part, on the Company's ability to establish within the medical community the clinical efficacy of excimer laser angioplasty.

     As a result of such factors, there can be no assurance that the marketplace will be receptive to the Company's laser angioplasty systems or that excimer laser angioplasty will be accepted over competing therapies. Failure of its products to achieve market acceptance would have a material adverse effect on the Company's businesses, financial condition and results of operations.

UNCERTAINTY OF IMPACT OF HEALTH CARE REFORM

     The federal government and certain states are investigating proposals to overhaul the United States health care system. Some proposals include provisions of universal access to health care, reforming the payment methodology for health care goods and services by both the public (Medicare and Medicaid) and private sectors, and methods to control or reduce public and private spending on health care. In addition, other legislative and industry groups are studying various health care issues. The ultimate timing or effect such reforms may have on the Company cannot be predicted and no assurance can be given that any such reforms will not have a material adverse effect on the Company's revenues and earnings. Short-term cost containment initiatives may vary substantially from long-term reforms and may impact the Company differently.

LIMITATIONS ON THIRD-PARTY REIMBURSEMENT

     The CVX-300-Registered Trademark- and Dymer-Registered Trademark- 200+ systems are generally purchased by hospitals, which then bill various third-party payors, such as government programs and private insurance plans, for the health care services provided to their parents. Unlike balloon angioplasty and atherectomy, laser angioplasty requires the purchase of expensive capital equipment. The FDA has required that the label for the CVX-300-Registered Trademark- system indicate that adjunctive balloon angioplasty was performed in the majority of the procedures submitted to the FDA in the Company's application for PMA. This will require the purchase of both a laser catheter and a balloon catheter. Payors may deny reimbursement for procedures they believe to be duplicative. Payors may also deny reimbursement if they determine that a device used in a procedure was experimental, was used for a non-approved indication or was not used in accordance with established payor protocols regarding cost effective treatment methods. There can be no assurance that laser angioplasty using the CVX-300-Registered Trademark- or the Dymer-Registered Trademark- 200+ systems will be considered cost effective by third-party payors, that reimbursement will be available or, if available, that payors' reimbursement policies will not adversely affect the Company's ability to sell its products on a profitable basis. There are increasing pressures from many payor sources to control health care costs. In addition, there are increasing pressures from public and private payors to limit increases in reimbursement rates for medical devices. The market for the Company's products and the levels of revenues and profitability could also be adversely affected by changes in governmental and private third-party payors' policies or by recent federal legislation that reduces reimbursements under the capital cost pass-through system for the Medicare program.

COSTS AND UNCERTAINTY OF REGULATORY COMPLIANCE

     The Company's products and manufacturing activities are subject to vigorous regulation by the FDA and comparable state and foreign agencies. The process of complying with these regulations can be costly and time consuming. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent the Company from obtaining, or affect the timing of, future regulatory approvals. There can be no assurance that the FDA will approve the Company's current or future PMA supplements on a timely basis or at all. The absence of such approvals could have a material adverse effect on the Company's ability to generate future revenues.

INTENSE COMPETITION

     Completion in the market for the treatment of cardiovascular disease is intense and expected to increase. Currently, the Company competes with manufacturers of balloon angioplasty devices, atherectomy devices, and other laser angioplasty systems and pharmaceutical products. There can be no assurance that the Company's current and future competitors will not develop technologies and products that are more effective in treating cardiovascular disease than the Company's current products or future products, and that the Company's competitors, particularly large medical and pharmaceutical companies, have substantially greater financial, manufacturing, marketing and technical resources than the Company.

TECHNOLOGICAL CHANGE RESULTING IN PRODUCT OBSOLESCENCE

     Market acceptance and sales of the Company's products also could be adversely affected by technological changes. The health care industry is characterized by rapid technological progress. New developments are expected to continue at an accelerated pace in both industry and academia. Many companies, some of which have substantially greater resources than the Company, are engaged in research and development with respect to methods of treatment and prevention of coronary artery disease. These include pharmaceutical approaches as well as development of new or improved angioplasty, atherectomy or other devices. The Company's products could be rendered obsolete as a result of future innovations in the treatment of coronary artery disease.

UNCERTAINTY RELATED TO PATENTS AND PROPRIETARY RIGHTS

     The Company holds patents, has licenses to use patents and has patent applications pending. There can be no assurance that any patents currently applied for by the Company will be granted or that any patents held by the Company will be valid or sufficiently broad to protect the Company's technology or to provide them with any competitive advantage or will not be challenged or circumvented by competitors. Termination of the licenses granted to the Company would have a material adverse effect on their business, financial condition and result of operations.

     The Company is aware of other patents issued to and patent applications filed by individuals, partnerships, companies, universities and research institutions relating to laser and fiberoptic technologies, which, if valid and enforceable, may be infringed by the Company. The Company has received notice from other parties regarding the existence of certain patents involving the use of lasers in the body. Although the Company has not been sued by these parties, there can be no assurance that the Company will not be sued or that it would prevail in any such action. Should the Company determine that it is necessary to obtain a license to such patents or proprietary technology, there can be no assurance that any such license would be available on favorable terms or at all, or that it would be able to develop or otherwise obtain alternative technology.

     It is the Company's policy to require its employees and consultants to execute a confidentiality agreement upon the commencement of an employment or consulting relationship with the Company. Each agreement provides that all confidential information developed or made known to the individual during the course of the relationship will be kept confidential and not disclosed to third parties except in specified circumstances. In the case of employees, the agreements provide that all inventions developed by the individual shall be the exclusive property of the Company, other than inventions unrelated to the Company's business and developed entirely on the employee's own time. There can be no assurance that these agreements will provide meaningful protection for the Company's trade secrets in the event of unauthorized use or disclosure of such information.

     Litigation concerning patents and proprietary rights could result in substantial cost to and diversion of effort by the Company. Adverse findings in any proceeding could subject the Company to significant liability to third parties, require the Company to seek licenses from third parties and adversely affect the ability of the Company to manufacture and sell its products.

     The Company also relies on trade secrets and unpatented know-how to protect its proprietary technology, and the Company may be vulnerable to competitors who attempt to copy its products or to gain access to its trade secrets and know-how.

DEPENDENCE ON SUPPLIERS AND DISTRIBUTORS

     The glass rods used by the Company in the fabrication of optical fibers incorporated into catheters are currently available from a single source which holds worldwide patent rights on this material. Any interruption in the supply of such glass rods could have a material adverse effect on its ability to manufacture catheters.

PRODUCT LIABILITY AND SUFFICIENCY OF INSURANCE COVERAGE

     The manufacture and sale of the Company's products entail the risk of product liability claims. A successful claim brought against the Company could have a material adverse effect on the Company. The Company maintains product liability insurance with coverage of $5.0 million per occurrence and an annual aggregate maximum of $5.0 million. There can be no assurance that the coverage limits of its insurance policies will be adequate or that such insurance will be available in the future on acceptable terms, if at all.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent upon a limited number of key management and technical personnel, and the future success of the Company will depend in part upon its ability to attract and retain highly qualified personnel. The Company will compete for such personnel with other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. Loss of key personnel or inability to hire or retain qualified personnel could have a material adverse effect on its business, financial condition and results of operations.

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS

     Each of the following provisions may have anti-takeover effects and may have a negative impact on the rights of the Company's stockholders and the value of the Company's Common Stock:

               PREFERRED STOCK ISSUANCE

     Up to five million shares of the Company's preferred stock may be issued in the future by the Company without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of the Company Common Stock will be subject to, and may be adversely affect by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

               DELAWARE CORPORATION CODE SECTION 203

     Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless certain conditions are met. Section 203 has a negative impact on the ability of certain stockholders to effect business combinations with the Company.

               INABILITY OF STOCKHOLDERS TO CALL SPECIAL MEETING

     The Company's Certificate and Bylaws provide that special meetings of stockholders may be called only by the Board of Directors or a committee of the Board of Directors duly designated and authorized to call special meetings in a resolution of the Board of Directors or as may otherwise be specifically provided in the Company's Certificate. This provision may limit the ability of the Company's stockholders to take actions not supported by the Board of Directors.

               AMENDMENT OR REPEAL OF BYLAWS

     The Company's Bylaws may be adopted, amended or repealed by the Board of Directors or by the affirmative vote of a majority of the outstanding shares of the Company's Common Stock entitled to vote. The ability of the Board of Directors to amend the Bylaws to increase the number of directors may make it more difficult for the stockholders to change control of the Board of Directors.

POTENTIAL VOLATILITY OF STOCK PRICE

     The stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, the market price of the shares of the Company's Common Stock, similar to other health care companies, has been, and is likely to continue to be, highly volatile. Factors such as fluctuations in operating results, announcements of technological innovations or new products by the Company or its competitors, governmental regulation, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by the Company or others and general market conditions may have a significant effect on the market price of the Company's Common Stock.

LACK OF DIVIDENDS

     The Company has not declared or paid any dividends with respect to the Company's Common Stock. It is not anticipated that the Company will pay any dividends in the foreseeable future. In addition, there may be restrictions under state law on the ability of the Company to declare dividends.

NEGATIVE IMPACT OF CERTAIN ROYALTY PAYMENTS

     The Company is obligated under various licensing and royalty agreements which require the Company to pay royalties based on a percentage of net sales of certain products, subject to maximum amounts for certain agreements.
Under one agreement, the Company is required to pay a minimum royalty of $20,500 per quarter in 1996, and quarterly amounts adjusted for changes in the consumer price index thereafter through 2010. The agreements generally expire at various dates concurrent with the expiration dates of the respective patents. Royalty expense under these agreements amounted to $481,000, $463,000 and $444,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

                               USE OF PROCEEDS

     The Company currently has no specific plans for the use of the net proceeds from the sale of Securities offered hereby. However, the Company currently anticipates that any such net proceeds would be used for general corporate purposes, which may include but are not limited to working capital, capital expenditures, repayment of indebtedness and acquisitions. When a particular series of Securities is offered, the Prospectus Supplement relating thereto will set forth the Company's intended use for the net proceeds received from the sale of such Securities. Pending the application of the net proceeds, the Company expects to invest such proceeds in short-term, interest-bearing instruments or other investment-grade securities.

                   RATIOS OF EARNINGS TO FIXED CHARGES AND
                   EARNINGS TO COMBINED FIXED CHARGES AND
                          PREFERRED STOCK DIVIDENDS

     The following table sets forth the unaudited consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the Company for the periods indicated.

                          Quarter
                           Ended
                          March 31,       Fiscal Year Ended December 31,
                          ----------------------------------------------------
                            1996         1995    1994    1993    1992    1991
                            ----         ----    ----    ----    ----    ----
Ratio of earnings to
fixed charges (1)                -           -       -        -       -       -

Ratio of earnings to
fixed charges and
preferred stock
dividend (1)                     -           -       -        -       -       -

Dollar amount of
coverage deficiency        $12,000     $65,000 $95,000 $157,000 $51,000 $42,000
_______________
(1)  For all periods represented, the Company's earnings were negative.

     For the purpose of calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income before income taxes and fixed charges (exclusive of preferred stock dividends). For the purpose of calculating both ratios, fixed charges include interest expense, capitalized interest and that portion of rentals representative of an interest factor. The Company did not distribute any preferred stock dividends during fiscal years 1991 to 1995 or the three months ended March 31, 1996.

                      GENERAL DESCRIPTION OF SECURITIES

     The Company directly or through agents, dealers, or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $50,000,000 in the aggregate of (a) secured or unsecured debt securities (the "Debt Securities") of the Company, in one or more series, which may be either senior debt securities (the "Senior Debt Securities"), senior subordinated debt securities (the "Senior Subordinated Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (b) shares of preferred stock of the Company, par value $.001 per share (the "Preferred Stock"), in one or more series, (c) shares of common stock of the Company, par value $.001 per share (the "Common Stock"),
(d) warrants to purchase Common Stock or Preferred Stock (the "Equity Warrants") or (e) warrants to purchase Debt Securities (the "Debt Warrants" and together with the Equity Warrants, the "Warrants"), or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale. The Debt Securities may be issued as exchangeable and/or convertible Debt Securities exchangeable for or convertible into shares of Common Stock or Preferred Stock. The Preferred Stock may also be exchangeable for and/or convertible into shares of Common Stock or another series of Preferred Stock. The Debt Securities, the Preferred Stock, the Common Stock and the Warrants are collectively referred to herein as the "Securities." When a particular series of Securities is offered, a supplement to this Prospectus (each a "Prospectus Supplement") will be delivered with this Prospectus. The Prospectus Supplement will set forth the terms of the offering and sale of the offered Securities.

                       DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions do not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     Debt Securities may be issued from time to time in series under an indenture, and one or more indentures supplemental thereto (collectively, the "Indenture"), between the Company and a trustee to be identified in the applicable Prospectus Supplement (the "Trustee"). The terms of the Debt Securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TIA") as in effect on the date of the Indenture. The Debt Securities will be subject to all such terms, and potential investors of the Debt Securities are referred to the Indenture and the TIA for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. As used under this caption, unless the context otherwise requires, "Offered Debt Securities" shall mean the Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement.

GENERAL

     The Indenture will provide for the issuance of Debt Securities in series and will not limit the principal amount of Debt Securities which may be issued thereunder. In addition, except as may be provided in the Prospectus Supplement relating to such Debt Securities, the Indenture will not limit the amount of additional indebtedness the Company may incur.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Offered Debt Securities in respect of which this Prospectus is being delivered: (1) the title of the Offered Debt Securities; (2) whether the Offered Debt Securities are Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities or any combination thereof; (3) any limit upon the aggregate principal amount of the Offered Debt Securities; (4) the date or dates on which the principal of the Offered Debt Securities is payable; (5) the rate or rates at which the Offered Debt Securities will bear interest, if any, or the manner in which such rate or rates are determined; (6) the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on the Offered Debt Securities will be payable and the record dates for the determination of holders to whom interest is payable; (7) the place or places where the principal of and any interest on the Offered Debt Securities will be payable; (8) the obligation of the Company, if any, to redeem, purchase or repay the Offered Debt Securities in whole or in part pursuant to any sinking fund or analogous provisions or at the option of the holders and the price or prices at which and the period and periods within which and the terms and conditions upon which the Offered Debt Securities shall be redeemed, purchased or repaid pursuant to such obligation; (9) the denominations in which any Offered Debt Securities will be issuable, if other than denominations of U.S. $1,000 and any integral multiple thereof; (10) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities of the series which will be payable upon declaration of the acceleration of the maturity thereof; (11) any addition to or change in the covenants which apply to the Offered Debt Securities; (12) any Events of Default with respect to the Offered Debt Securities, if not otherwise set forth under "Events of Default"; (13) whether the Offered Debt Securities will be issued in whole or in part in global form; the terms and conditions, if any, upon which such global Offered Debt Securities may be exchanged in whole or in part for other individual securities, and the depositary for the Offered Debt Securities; (14) the terms and conditions, if any, upon which the Offered Debt Securities shall be exchanged for or converted into other securities or property; (15) the nature and terms of the security for any secured Offered Debt Securities; and (16) any other terms of the Offered Debt Securities which terms shall not be inconsistent with the provisions of the Indenture.

     Debt Securities may be issued at a discount from their principal amount ("Original Issue Discount Securities"). Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Debt Securities may be issued in bearer form, with or without coupons. Federal income tax considerations and other special considerations applicable to bearer securities will be described in the applicable Prospectus Supplement.

     Unless otherwise indicated in this Prospectus or a Prospectus Supplement, the Debt Securities will not have the benefit of any covenants that limit or restrict the Company's business or operations, the pledging of the Company's assets or the incurrence of indebtedness by the Company.

STATUS OF DEBT SECURITIES

     The Senior Debt Securities will be unsubordinated obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

     The obligations of the Company pursuant to Senior Subordinated Debt Securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture, to all Senior Indebtedness of the Company. Except to the extent set forth in the Prospectus Supplement, "Senior Indebtedness" of the Company is defined to mean the principal of, and premium, if any, and any interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) on (a) all indebtedness of the Company whether heretofore or hereafter incurred (i) for borrowed money or (ii) in connection with the acquisition by the Company or a subsidiary of assets other than in the ordinary course of business, for the payment of which the Company is liable directly or indirectly by guarantee, letter of credit, obligation to purchase or acquire or otherwise, or the payment of which is secured by a lien, charge or encumbrance on assets acquired by the Company, (b) amendments, modifications, renewals, extensions and deferrals of any such indebtedness, and (c) any indebtedness issued in exchange for any such indebtedness (clauses (a) through (c) hereof being collectively referred to herein as "Debt"); provided, however, that the following will not constitute Senior Indebtedness with respect to Senior Subordinated Debt Securities: (1) any Debt as to which, in the instrument evidencing such Debt or pursuant to which such Debt was issued, it is expressly provided that such Debt is subordinate in right of payment to all Debt of the Company not expressly subordinated to such Debt; (2) any Debt which by its terms refers explicitly to the Senior Subordinated Debt Securities and states that such Debt shall not be senior in right of payment; and (3) any Debt of the Company in respect of the Senior Subordinated Debt Securities or any Subordinated Debt Securities. The Company will not issue Debt which is subordinated in right of payment to any other Debt of the Company and which is not expressly made pari passu with, or subordinate and junior in right of payment to, the Senior Subordinated Debt Securities.

     The obligations of the Company pursuant to Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness of the Company and to any Senior Subordinated Debt Securities; provided, however, that the following will not constitute Senior Indebtedness with respect to Subordinated Debt Securities: (1) any Debt as to which, in the instrument evidencing such Debt or pursuant to which such Debt was issued, it is expressly provided that such Debt is subordinate in right of payment to all Debt of the Company not expressly subordinated to such Debt; and (2) any Debt of the Company in respect of Subordinated Debt Securities and any Debt which by its terms refers explicitly to the Subordinated Debt Securities and states that such Debt shall not be senior in right of payment.

     No payment pursuant to the Senior Subordinated Debt Securities or the Subordinated Debt Securities, as the case may be, may be made unless all amounts of principal, premium, if any, and interest then due on all applicable Senior Indebtedness of the Company shall have been paid in full or if there shall have occurred and be continuing beyond any applicable grace period a default in any payment with respect to any such Senior Indebtedness, or if there shall have occurred any event of default with respect to any such Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. However, the Company may make payments pursuant to the Senior Subordinated Debt Securities or the Subordinated Debt Securities, as the case may be, if a default in payment or an event of default with respect to the Senior Indebtedness permitting the holder thereof to accelerate the maturity thereof has occurred and is continuing and judicial proceedings with respect thereto have not been commenced within a certain number of days of such default in payment or event of default. Upon any distribution of the assets of the Company upon dissolution, winding-up, liquidation or reorganization, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of principal, premium, if any, and interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) before any payment is made on the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable. By reason of such subordination, in the event of insolvency of the Company, holders of Senior Indebtedness of the Company may receive more, ratably, and holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable, having a claim pursuant to the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable, may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any event of default (an "Event of Default") in respect of the Senior Subordinated Debt Securities or the Subordinated Debt Securities.

     If the Company offers Debt Securities, the applicable Prospectus Supplement will set forth the aggregate amount of outstanding indebtedness, if any, as of the most recent practicable date that by the terms of such Debt Securities would be senior to such Debt Securities. The applicable Prospectus Supplement will also set forth any limitation on the issuance by the Company of any additional senior indebtedness.

CONVERSION RIGHTS

     The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock or Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, payment of principal, premium, if any, and any interest on the Debt Securities will be payable, and the exchange of and the transfer of Debt Securities will be registerable, at the office of the Trustee or at any other office or agency maintained by the Company for such purpose subject to the limitations of the Indenture. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued in denominations of U.S. $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in the form of one or more Global Securities (the "Global Securities") that will be deposited with a depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Each Global Security will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

     Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be transferred to, or registered or exchanged for Debt Securities registered in the name of, any person other than the Depositary for such Global Security or any nominee of such Depositary, and no such transfer may be registered, unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, (ii) the Company executes and delivers to the Trustee an order that such Global Security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable, or (iii) there shall exist such circumstances, if any, as may be described in the applicable Prospectus Supplement. All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the

Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certified form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. If the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depositary will authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Notwithstanding any other provisions to the contrary in the Indenture, the rights of the beneficial owners of the Debt Securities to receive payment of the principal and premium, if any, of and interest on such Debt Securities, on or after the respective due dates expressed in such Debt Securities, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the beneficial owners.

     Principal of and any interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of any holders of outstanding Debt Securities, may not consolidate with or merge into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its property or assets to any person unless (a) the Company is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (b) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Debt Securities and the Indenture; and (c) immediately prior to and after the transaction no Default or Event of Default exists.

     Except as may be described in a Prospectus Supplement applicable to a particular series of Debt Securities, there are no covenants or other provisions in the Indenture providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

COVENANTS OF THE COMPANY

     The applicable Prospectus Supplement will describe any material covenants in respect of a series of Offered Debt Securities. Other than the covenants of the Company included in the Indenture as described above or as described in the applicable Prospectus Supplement, the Indenture will not provide holders of Debt Securities protection in the event of a highly-leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company which could adversely affect holders of Debt Securities.

EVENTS OF DEFAULT

     Unless otherwise specified in the applicable Prospectus Supplement, the following will constitute Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of any Debt Security of that series when due and payable at maturity, upon redemption or otherwise; (b) failure to pay any interest on any Debt Security of that series when due, and the Default continues for 30 days; (c) an Event of Default, as defined in the Debt Securities of that series, occurs and is continuing, or the Company fails to comply with any of its other agreements in the Debt Securities of that series or in the Indenture with respect to that series and the Default continues for the period and after the notice provided therein (and described below); and (d) certain events of bankruptcy, insolvency or reorganization. A Default under clause (c) above is not an Event of Default with respect to a particular series of Securities until the Trustee or the holders of at least 25% in principal amount of the then outstanding Securities of that series notify the Company of the Default and the Company does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

     If an Event of Default with respect to outstanding Debt Securities of any series (other than an Event or Default relating to certain events of bankruptcy, insolvency or reorganization) shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series by notice, as provided in the Indenture, may declare the unpaid principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such lesser amount as may be specified in the terms of that series) of, and any accrued and unpaid interest on, all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

     The Indenture will provide that, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

     The Company will be required to furnish to the Trustee under the Indenture annually a statement as to the performance by the Company of its obligations under that Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

     Subject to certain exceptions, the Company and the Trustee may amend the Indenture or the Debt Securities with the written consent of the holders of a majority in principal amount of the then outstanding Debt Securities of each series affected by the amendment with each series voting as a separate class. The holders of a majority in principal amount of the then outstanding Debt Securities of any series may also waive compliance in a particular instance by the Company with any provision of the Indenture with respect to the Debt Securities of that series; provided, however, that without the consent of each holder of Debt Securities affected, an amendment or waiver may not (i) reduce the percentage of the principal amount of Debt Securities whose holders must consent to an amendment or waiver; (ii) reduce the rate or change the time for payment of interest on any Debt Security; (iii) reduce the principal of or change the fixed maturity of any Debt Security, or alter the redemption provisions which respect thereto; (iv) make any Debt Security payable in money other than that stated in the Debt Security; (v) make any change in the provisions concerning waivers of Default or Events of Default by holders or the rights of holders to recover the principal of or interest on any Debt Security; or (vi) waive a default in the payment of the principal of, or interest on, any Debt Security, except as otherwise provided in the Indenture. The Company and the Trustee may amend the Indenture or the Debt Securities without notice to or the consent of any holder of a Debt Security:
(i) to cure any ambiguity, defect or inconsistency; (ii) to comply with the Indenture's provisions with respect to successor corporations; (iii) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA; (iv) to provide for Debt Securities in addition to or in place of certificated Debt Securities; (v) to add to, change or eliminate any of the provisions of the Indenture in respect of one of more series of Debt Securities, provided, however, that any such addition, change or elimination (A) shall neither (1) apply to any Debt Security of any series created prior to the execution of such amendment and entitled to the benefit of such provision, nor (2) modify the rights of a holder of any such Debt Security with respect to such provision, or (B) shall become effective only when there is no outstanding Debt Security of any series created prior to such amendment and entitled to the benefit of such provision; (vi) to make any change that does not adversely affect in any material respect the interest on any holder; or (vii) to establish additional series of Debt Securities as permitted by the Indenture.

     Subject to certain exceptions, the holders of a majority in principal amount of the then outstanding Debt Securities of any series, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences except a Default or Event of Default in the payment of the principal of or interest on any Debt Security with respect to the Debt Securities of that series.

TERMINATION OF THE COMPANY'S OBLIGATIONS UNDER THE DEBT SECURITIES AND THE INDENTURE

     Except as otherwise described below, the Company may terminate its obligations under the Debt Securities and the Indenture with respect to the Debt Securities if:

     (a) all previously authenticated and delivered (other than destroyed, lost or stolen Debt Securities which have been replaced or Debt Securities which are paid or Debt Securities for whose payment money or securities has theretofore been held in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the Indenture; or

     (b)  (1) the Debt Securities mature within one year; and

          (2) the Company irrevocably deposits in trust with the Trustee during such one-year period, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds solely for the benefit of the holders of Debt Securities for that purpose, money or U.S. Government Obligations, or a combination thereof, with the U.S. Government Obligations maturing as to principal and interest in such amounts and at such times as are sufficient, without consideration of any reinvestment of such interest, to pay principal of and interest on the Debt Securities to maturity and to pay all other sums payable by it under the Indenture; or

     (c) (1) the Company irrevocably deposits in trust with the Trustee under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds solely for the benefit of the holders of Debt Securities for that purpose, money or U.S. Government Obligations, or a combination thereof, with the U.S. Government Obligations maturing as to principal and interest in such amounts and at such times as are sufficient, without consideration of any reinvestment of such interest, to pay principal of and interest on the Debt Securities to maturity;

          (2) The Company shall have delivered to the Trustee (A) a ruling directed to the Trustee received from the Internal Revenue Service to the effect that the holders of the Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this clause (c) and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, or (B) an opinion of counsel to the same effect as the ruling described in subclause
(A) above accompanied by a ruling to that effect published by the Internal Revenue Service, unless there has been a change in the applicable federal income tax law since the date of the Indenture such that a ruling from the Internal Revenue Service is no longer required;

          (3) The Company has paid or caused to be paid all sums then payable by the Company under the Indenture; and

          (4) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in this clause (c) relating to termination of obligations of the Company have been complied with.

     The Company's obligations under sections of the Indenture relating to the registrar and the paying agent, their obligations, the maintenance of a list of holders, transfers of Debt Securities, replacement of securities, payment (together with payment obligations under the Debt Securities), compensation and indemnity of the Trustee, replacement of the Trustee and repayment to the Company of excess money held by the Trustee or the paying Agent, shall survive until the Debt Securities are no longer outstanding. If the ruling from the Internal Revenue Service or opinion of counsel referred to in clause (c)(2) above is based on or assumes that the Company's payment obligations under the Indenture or its payment obligations under the Debt Securities will continue (or is silent with respect thereto), then such discharge shall constitute only a "covenant defeasance" and, consequently, the Company shall remain liable for the payment of the Debt Securities. However, if and when a ruling from the Internal Revenue Service or opinion of counsel referred to in clause (c)(2) above is able to be provided specifically without regard to, and not in reliance upon, the continuance of the Company's payment obligations under the Indenture and its payment obligations under the Debt Securities, then the Company's payment obligations under the Indenture and the Debt Securities shall cease upon delivery to the Trustee of such ruling or opinion of counsel and compliance with the other conditions precedent provided for in clause (c) above relating to the satisfaction and discharge of the Indenture. In such a case (a "legal defeasance") holders would be able to look only to the trust fund for payment of principal or interest on the Debt Securities.

REGARDING THE TRUSTEES

     The Trustee with respect to the first series of Debt Securities, if any, will be identified in the Prospectus Supplement relating to such Debt Securities. Other Trustees may be designated for any subsequent series of Debt Securities. The Indenture and provisions of the TIA incorporated by reference therein, contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The Trustee and its affiliates engage in, and will be permitted to continue to engage in, other transactions with the Company and its affiliates; PROVIDED, HOWEVER, that if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

     The holders of a majority in principal amount of the then outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The TIA and the Indenture provide that in case an Event of Default shall occur (and be continuing), the Trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provision, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities issued thereunder, unless they have offered to the Trustee indemnity satisfactory to it.

                      DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), and the certificate of designation (a "Certificate of Designation") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock. As of March 31, 1996, the Company had no shares of Preferred Stock outstanding.

GENERAL

     The Company has the authority to issue up to 5,000,000 shares of preferred stock, $.001 par value per share ("preferred stock of the Company," which term, as used herein, includes the Preferred Stock offered hereby). Under the Articles of Incorporation, the Board of Directors of the Company is authorized without further stockholder action to designate and provide for the issuance of such shares of preferred stock of the Company, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of a series of such stock adopted, at any time or from time to time, by the Board of Directors of the Company (as used herein the term "Board of Directors of the Company" includes any duly authorized committee thereof).

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued;

(iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion or exchange rights; (vii) whether depositary shares representing shares of such Preferred Stock will be offered and, if so, the fraction of a share of such Preferred Stock represented by each depositary share; and
(viii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

DIVIDEND RIGHTS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as are set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay any dividend for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as the shares of any series of the Preferred Stock are outstanding, unless (i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of preferred stock of the Company (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous funds for, any shares of Preferred Stock of such series or any shares of any other preferred stock of the Company of any class or series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock of the Company or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations of stock of the Company, other than in Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

LIQUIDATION PREFERENCES

     Unless otherwise specified in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution to such series of the Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of the Company (including any other series of the Preferred Stock) ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of the Company will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, unless otherwise provided in the applicable Prospectus Supplement, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

REDEMPTION

     A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

     In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default is made by the Company in providing for the payment of the redemption price plus cumulated and unpaid dividends, if any) dividends will cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) will cease.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distribution of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; PROVIDED, HOWEVER, that the foregoing will not prevent the purchase or acquisition of share shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

CONVERSION AND EXCHANGE RIGHTS

     The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of Common Stock or the number of shares of another series of Preferred Stock to be received by the holders of Preferred Stock would be calculated as of a time and in the manner stated in the Prospectus Supplement.

VOTING RIGHTS

     Except as indicated in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

                         DESCRIPTION OF COMMON STOCK

     The Company has authority to issue up to 25,000,000 shares of Common Stock, par value $.001 per share. As of May 3, 1996, there were 18,380,652 shares of Common Stock issued and outstanding. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders, including the election of directors. Shareholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire Board if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

     The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available thereof and subject to prior dividend rights of holders of any shares of preferred stock of the Company which may be outstanding. Upon liquidation or dissolution of the Company subject to prior liquidation rights of the holders of preferred stock of the Company, the holders of Common Stock are entitled to receive on a pro rata basis the remaining assets of the Company available for distribution.
Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. Norwest Bank Minnesota, N.A., acts as transfer agent and registrar for the Common Stock.

                           DESCRIPTION OF WARRANTS

          The Company may issue Warrants to purchase Debt Securities ("Debt Warrants"), as well as Warrants to purchase Preferred Stock or Common Stock ("Equity Warrants") (together, the "Warrants"). Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Warrants being offered pursuant thereto. As of May 3, 1996, the Company had no Warrants outstanding.

DEBT WARRANTS

     The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants ("Debt Warrant Certificates"), including the following: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (5) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (6) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (7) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant; (8) the date on which the right to exercise such Debt Warrants will commence, and the date on which such right will expire; (9) the maximum or minimum number of such Debt Warrants which may be exercised at any time;
(10) a discussion of any material federal income tax considerations; and (11) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

     Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payment of principal of or any premium or interest on the Debt Securities purchasable upon such exercise.

EQUITY WARRANTS

     The applicable Prospectus Supplement will describe the following terms of Equity Warrants offered thereby: (1) the title of such Equity Warrants;
(2) the Securities (i.e. Preferred Stock or Common Stock) for which such Equity Warrants are exercisable; (3) the price or prices at which such Equity Warrants will be issued; (4) if applicable, the designation and terms of the Preferred Stock or Common Stock with which such Equity Warrants are issued, and the number of such Equity Warrants issued with each such share of Preferred Stock or Common Stock; (5) if applicable, the date on and after which such Equity Warrants and the related Preferred Stock or Common Stock will be separately transferable; (6) if applicable, a discussion of any material federal income tax considerations; and (7) any other terms of such Equity Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Equity Warrants.

     Holders of Equity Warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of the Company or any other matter, or to exercise any rights whatsoever as stockholders of the Company.

     The exercise price payable and the number of shares of Common Stock of Preferred Stock purchasable upon the exercise of each Equity Warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of Common Stock or Preferred Stock or a stock split, reverse stock split, combination, subdivision or reclassification of Common Stock or Preferred Stock. In lieu of adjusting the number of shares of Common Stock or Preferred Stock purchasable upon exercise of each Equity Warrant, the Company may elect to adjust the number of Equity Warrants. No adjustments in the number of shares purchasable upon exercise of the Equity Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. The Company may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of Equity Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of the Company as an entirety or substantially as an entirety, the holder of each outstanding Equity Warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock of Preferred Stock into which such Equity Warrant was exercisable immediately prior thereto.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder to purchase for cash such principal amount of Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

     Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

                             PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale in the United States or Canada by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. The Company has reserved the right to sell Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

     Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.
The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933.

     If so indicated in the Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase the Securities from the Company at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than the amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by the institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total amount specified in the applicable Prospectus Supplement. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by the Company.

     The rules of the Commission generally prohibit underwriters and other members of the selling group from making a market in the Company's Common Stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted an exemption from these rules that permits passive market making under certain conditions. These rules permit an underwriter or other member of the selling group to continue to make a market in the Company's Common Stock subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain underwriters and other members of the selling group may engage in passive market making in the Company's Common Stock during the cooling off period.

                               LEGAL MATTERS

     Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Latham & Watkins, San Francisco, California. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable Prospectus Supplement.

                                  EXPERTS

     The financial statements of The Spectranetics Corporation as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL IS NOT AUTHORIZED, OR IN WHICH THE PERSON IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           _______________________


                              TABLE OF CONTENTS

                                                                    PAGE

Available Information............................................     2
Information Incorporated by Reference............................     2
The Company......................................................     3
Risk Factors.....................................................     4
Use of Proceeds..................................................     9
Ratios of Earnings to Fixed Charges and Earnings to Combined
 Fixed Charges and Preferred Stock Dividends.....................     9
General Description of Securities................................    10
Description of Debt Securities...................................    10
Description of Preferred Stock...................................    18
Description of Common Stock......................................    21
Description of Warrants..........................................    21
Plan of Distribution.............................................    24
Legal Matters....................................................    25
Experts..........................................................    25




                             THE SPECTRANETICS
                                CORPORATION


                                $50,000,000


                              DEBT SECURITIES
                              PREFERRED STOCK
                               COMMON STOCK
                              EQUITY WARRANTS
                               DEBT WARRANTS












                              ____________________

                                  PROSPECTUS
                              ____________________




                          ______________________, 1996


- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid by the Company in connection with the distribution of the securities being registered are as set forth in the following table:

     Securities and Exchange Commission Fee.......................  $17,242
     Printing and Engraving Expenses..............................        *
     Accounting Fees and Expenses.................................        *
     Legal Fees and Expenses......................................        *
     Miscellaneous................................................        *
                                                                    -------
         Total....................................................        *
                                                                    -------
                                                                    -------
_____________
*  To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law ("Delaware Law"), a Director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and
(iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through
(iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

     In addition, the Company has entered into agreements (the "Indemnification Agreements") with each of the directors of the Company pursuant to which the Company has agreed to indemnify such director from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director and arising out of his capacity as a director, employee and/or agent of the corporation of which he is a director to the maximum extent provided by applicable law. In addition, such director will be entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations indemnified against. The Indemnification Agreements also obligate the Company to purchase and maintain insurance for the benefit and on behalf of its directors insuring against all liabilities that may be incurred by such director in or arising out of his capacity as a director, employee and/or agent of the Company.

     To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify directors, such repeal or limitation may not be effective as to directors who are currently parties to the Indemnification Agreements, because their rights to full protection are contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors of the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS:

     4(a)   Form of Common Stock Certificate of the Company.(1)

     4(b) Restated Standstill Agreement dated November 6, 1989 between LAIS and Pfizer, Inc.(2)

     4(c)   Form of Indenture.

     4(d)   Form of Warrant Agreement for Debt Securities.(3)

     4(e)   Form of Warrant Agreement for Equity Securities.(3)

     5(a)   Opinion of Latham & Watkins.

     23(a)  Consent of KPMG Peat Marwick LLP.

     23(b)  Consent of Latham & Watkins (included in Exhibit 5(a)).

____________________
(1) Incorporated by reference to exhibits previously filed by the Company with its Amendment No. 2 to the Registration Statement, filed January 24, 1992 (File No. 33-44367).

(2) Incorporated by reference to exhibits previously filed by LAIS with its Registration Statement on Form S-1 filed August 30, 1991 (File No. 33-42457).

(3) To be filed by amendment or incorporated by reference in connection with the offering of the Securities.

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Registration S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                  SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF COLORADO SPRINGS, STATE OF COLORADO, ON THIS 27TH DAY OF JUNE, 1996.


                                     THE SPECTRANETICS CORPORATION

                                     By    /s/ E. Wyatt Cannady
                                        -------------------------------------
                                        E. Wyatt Cannady, President and
                                        Chief Executive Officer


                              POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Messrs. E. Wyatt Cannady and James P. McCluskey as his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the Common Stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the date indicated.


         SIGNATURE                         TITLE                      DATE
         ---------                         -----                      ----

   /s/  E. Wyatt Cannady         President and Chief Executive   June 27, 1996
- -------------------------------  Officer, Director (Principal
     E. Wyatt Cannady            Executive Officer)


  /s/ James P. McCluskey         Vice President, Finance         June 27, 1996
- -------------------------------  (Principal Financial
    James P. McCluskey           and Accounting Officer)


  /s/ Emile J. Geisenheimer      Director and Chairman of the    June 27, 1996
- -------------------------------  Board of Directors
   Emile J. Geisenheimer


  /s/ Robert J. DePasqua         Director                        June 24, 1996
- -------------------------------
    Robert J. DePasqua


   /s/ Kinney L. Johnson         Director                        June 27, 1996
- -------------------------------
     Kinney L. Johnson


                                 Director                               , 1996
- -------------------------------
   Cornelius C. Bond, Jr.


                                 Director                               , 1996
- -------------------------------
       Gary R. Bang


     /s/ James A. Lent           Director                        June 27, 1996
- -------------------------------
       James A. Lent

                                EXHIBIT INDEX


     4(a)  Form of Common Stock Certificate of the Company.(1)

     4(b) Restated Standstill Agreement dated November 6, 1989 between LAIS and Pfizer, Inc.(2)

     4(c)  Form of Indenture.

     4(d)  Form of Warrant Agreement for Debt Securities.(3)

     4(e)  Form of Warrant Agreement for Equity Securities.(3)

     5(a)  Opinion of Latham & Watkins.

     23(a) Consent of KPMG Peat Marwick LLP.

     23(b) Consent of Latham & Watkins (included in Exhibit 5(a)).

____________________
(1) Incorporated by reference to exhibits previously filed by the Company with its Amendment No. 2 to the Registration Statement, filed January 24, 1992 (File No. 33-44367).

(2) Incorporated by reference to exhibits previously filed by LAIS with its Registration Statement on Form S-1 filed August 30, 1991 (File No. 33-42457).

(3) To be filed by amendment or incorporated by reference in connection with the offering of the Securities.